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                                                                     EXHIBIT 8.6
                                   OFFER FOR
U.S.$260,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.50% SENIOR NOTES DUE FEBRUARY
 1, 2010 WHICH WERE ISSUED UNDER AN INDENTURE DATED AS OF JANUARY 19, 2000, AS SUPPLEMENTED BY A SUPPLEMENTAL INDENTURE DATED AS OF MARCH 9, 2001, IN EXCHANGE FOR U.S.$260,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10.50% SENIOR EXCHANGE NOTES
    DUE FEBRUARY 1, 2010 WHICH HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFIED FOR DISTRIBUTION IN THE PROVINCES OF BRITISH COLUMBIA, ONTARIO AND QUEBEC OF INTRAWEST CORPORATION

TO: BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

      We are enclosing herewith the materials listed below relating to the offer by Intrawest Corporation (the "Issuer") to exchange, for its 10.50% Senior Exchange Notes due February 1, 2010 (the "Exchange Notes") which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and qualified for distribution in the Provinces of British Columbia, Ontario and Quebec, a like principal amount of its outstanding 10.50% Senior Notes due February 1, 2010 (the "Registered Notes"), which were issued under an indenture dated as of January 19, 2000, as supplemented by a supplemental indenture dated as of March 9, 2001, upon the terms and subject to the conditions set forth in the Issuer's Prospectus dated November 18, 2002 (the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Exchange Offer").

      We are requesting that you contact your clients for whom you hold Registered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Registered Notes registered in your name or in the name of your nominee, or who hold Registered Notes in their own names, we are enclosing copies of the following documents:

     1. Prospectus dated November 18, 2002;

     2. Registered Note Letter of Transmittal for your use and for the information of your clients;

     3. Registered Note Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for the Registered Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

     4. Letter which may be sent to your clients for whose account you hold Registered Notes in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

      WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 20, 2002, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS OF REGISTERED NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M. ON THE EXPIRATION DATE.

      The Exchange Offer is not conditioned upon any minimum number of Registered Notes being tendered.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Registered Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      If holders of Registered Notes wish to tender, but it is impracticable for them to forward their certificates for Registered Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "THE EXCHANGE OFFERS -- Guaranteed Delivery Procedures."

      Pursuant to the Letter of Transmittal, each holder of Registered Notes will represent to the Issuer that (i) the Exchange Notes acquired in the Exchange Offer are being acquired in the ordinary course of business, (ii) the holder of the Registered Notes is not participating, and has no arrangement or understanding with any person to participate, in a distribution of such Exchange Notes, (iii) the holder is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act, and (iv) the holder is not a broker-dealer that
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owns Registered Notes acquired directly from the Issuer. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account pursuant to the Exchange Offer, you acknowledge on behalf of such broker-dealer that the Registered Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act even though it may be deemed to be an underwriter for purposes of the Securities Act.

      The enclosed Instructions With Respect to the Exchange Offer contains an authorization by the beneficial owners of the Registered Notes for you to make the foregoing representations.

      The Issuer will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Registered Notes pursuant to the Exchange Offer. The Issuer will, however, pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees.

      Holders who tender their Registered Notes for exchange pursuant to the Exchange Offer will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register Exchange Notes in the name of, or request that Registered Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at the address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          INTRAWEST CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AGENT OF THE ISSUER OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATIONS ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE REPRESENTATIONS CONTAINED THEREIN.

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